UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 18, 2006
Date of Report (Date of earliest event reported)

Global Developments Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	98-0453932
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 510 - 999 West Hastings Vancouver, B.C.
V6C 2W2
(Address of principal executive offices)	(Zip Code)

604-685-7552
Issuer's telephone number

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01   OTHER EVENTS

The attached announcement was released to the news media on December 18, 2006.

GLOBAL INVESTMENT UPDATE: Red Truck Entertainment Currently Playing Music Video in 94 Theaters Across US

Vancouver, December 20, 2006 - Global Developments, Inc. (PINKSHEETS: GBDP), a publicly traded venture capital company, is pleased to provide the following update with respect to Red Truck Entertainment, a Phoenix and Nashville based recording, film, and distribution company in which Global holds an equity stake.

Red Truck Entertainment has launched a nationwide 94 theater run of its new music video “Walmart Girls”, a single from Red Truck Entertainment’s upcoming release of country recording artist Danny Griego’s “Destinations”. In each theater, the entire music video is played immediately prior to a feature film, and provides viewers with information about where they can download the entire album. The 94 theaters represent a total of 1,088 screens. The music video is played immediately before showing each screen’s feature movie.

About Red Truck Entertainment

Red Truck Entertainment, through its subsidiaries, Lard Bucket Music, Red Truck Filmworks, and Americana Records, is engaged in the business of song and film publishing, recording and distribution. Red Truck is a vertically integrated company that wholly owns or partially owns subsidiaries that are engaged in the business of book and song publishing, music recording and film production. The company publishes and develops works by new and established writers, as well as music recording artists.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Developments Inc.

Date: December 18, 2006	By:	/s/ John D. Briner
President